Exhibit 99.21

FOR IMMEDIATE RELEASE: GENCOR RELEASES SECOND QUARTER FISCAL 2009 RESULTS

May 11, 2009 (GLOBE NEWSWIRE) - Gencor Industries, Inc., (NasdaqGM:GENC-News) announced net revenue for the three months ended March 31, 2009, was $15.4 million, compared to $24.6 million from the three months ended March 31, 2008. Operating income for the three months ended March 31, 2009, was a loss of $1.0 million, compared to income of $3.5 million for the first quarter of the prior fiscal year. The Company had a gain of $0.5 million on the increase in value of its marketable securities in the three months ended March 31, 2009, compared to a loss of $1.4 million in the first three months of the prior fiscal year. As a result, the Company had a net loss of $.3 million or $.04 per share for the three months ended March 31, 2009, compared to Net Income of $1.3 million or $.14 per share for the three months ended March 31, 2008.

E. J. Elliott, Gencor’s Chairman, stated, “ The global credit crisis is impacting the roadbuilding industry severely and has led to a decrease in sales of our larger capital equipment, offset in part by an increase in sales of plant components, parts, and ancillary services. The much publicized Infrastructure Rebuilding Stimulus money, reportedly distributed to the states months ago by the federal government, has yet to be seen in actual projects awarded to contractors. As a consequence, it is doubtful whether a significant amount of infrastructure construction activity, and construction machinery sales, will occur before the last quarter of the current year. Long term, our industry is relying on the reauthorization of the “Highway Bill” which is due after the end of September, and is anticipated to be in the range of $41 to $80 billion per year for the next 5 years. In response to our short-term outlook, we have already taken aggressive actions to right-size our cost structure, and have taken other steps to preserve the healthy state of our balance sheet. Long term, we believe our strategy of continuing to invest heavily in Product Engineering and Development, and our focus on delivering a higher quality product and superior service will strengthen our market position when demand for capital equipment rebounds. We feel these steps will position us well for the remainder of our fiscal 2009. In the meantime, aided with our strong cash position we are exploring opportunities for organic growth, as well as attractive acquisitions which the present economic conditions inevitably create.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2008: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Jeanne Lyons
Corporate Secretary
407-290-6000